Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Plan”) is adopted as of December 27, 2012, by and between China Pharma Holdings, Inc., a Delaware corporation (“CPHI Delaware”), and China Pharma Holdings, Inc., a Nevada corporation and a wholly-owned subsidiary of CPHI Delaware (“CPHI Nevada”).

WHEREAS, CPHI Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, CPHI Nevada is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, on the date hereof, CPHI Delaware has authority to issue One Hundred Million (100,000,000) shares of capital stock consisting of Ninety Five Million (95,000,000) shares of common stock, $0.001 par value per share, of which 43,579,557 shares are issued and outstanding (“CPHI Delaware Common Stock”), and Five Million (5,000,000) shares of preferred stock, $0.001 par value per share, of which no shares are outstanding (“CPHI Delaware Preferred Stock”);

WHEREAS, on the date hereof, CPHI Nevada has authority to issue One Hundred Million (100,000,000) shares of capital stock consisting of Ninety Five Million (95,000,000) shares of common stock, $0.001 par value per share (“CPHI Nevada Common Stock”), and Five Million (5,000,000) shares of preferred stock, $0.001 par value per share (“CPHI Nevada Preferred Stock”);

WHEREAS, on the date hereof, one (1) share of Nevada Common Stock is issued and outstanding and is owned by CPHI Delaware and no shares of Nevada Preferred Stock are outstanding.

WHEREAS, the respective boards of directors of CPHI Nevada and CPHI Delaware have determined that, for the purpose of effecting the reincorporation of CPHI Delaware in the State of Nevada, it is advisable and in the best interests of such corporations and their respective shareholders that CPHI Delaware merge with and into CPHI Nevada upon the terms and conditions herein provided;

WHEREAS, the respective boards of directors of CPHI Nevada and CPHI Delaware have approved the Plan and recommend that it be submitted to the respective shareholders of CPHI Nevada and CPHI Delaware entitled to vote thereon; and

WHEREAS, the respective shareholders of CPHI Nevada and CPHI Delaware entitled to vote thereon have approved the Plan.

            NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, CPHI Delaware and CPHI Nevada hereby agree to merge as follows:

1.            Merger. Subject to the terms and conditions hereinafter set forth, CPHI Delaware shall be merged with and into CPHI Nevada, with CPHI Nevada to be the surviving corporation in the merger (the “Merger”).  The Merger shall be effective on the later of the date and time (the “Effective Time”) that a properly executed certificate of merger consistent with the terms of this Plan and Section 253 of the Delaware General Corporation Law (the “DGCL”) is filed with the Secretary of State of Delaware and articles of merger are filed with the Secretary of the State of Nevada as required by Section 92A.200 of the Nevada Revised Statutes (the “NRS”).

2.           Principal Office of CPHI Nevada.  The address of the principal office of CPHI Nevada is Second Floor, No. 17, Jinpan Road, Haikou, Hainan Province, China 570216.

3.            Corporate Documents.  The Articles of Incorporation of CPHI Nevada, as in effect immediately prior to the Effective Time, shall continue to be the Articles of Incorporation of CPHI Nevada as the surviving corporation.  The Bylaws of CPHI Nevada, as in effect immediately prior to the Effective Time, shall continue to be the Bylaws of CPHI Nevada as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.

4.            Directors and Officers.   The directors and officers of CPHI Delaware at the Effective Time shall be and become directors and officers, holding the same titles and positions, of CPHI Nevada at the Effective Time, and after the Effective Time shall serve in accordance with the Bylaws of CPHI Nevada.

5.            Succession. At the Effective Time, CPHI Nevada shall succeed to CPHI Delaware in the manner of and as more fully set forth in Section 259 of the DGCL and in Section 92A.250 of the NRS.

6.            Further Assurances. From time to time, as and when required by CPHI Nevada or by its successors and assigns, there shall be executed and delivered on behalf of CPHI Delaware such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confer of record or otherwise in CPHI Nevada the title to and possession of all the interests, assets, rights, privileges, immunities, powers, franchises and authority of CPHI Delaware, and otherwise to carry out the purposes and intent of this Plan, and the officers and directors of CPHI Nevada are fully authorized in the name and on behalf of CPHI Delaware or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

7.            CPHI Delaware Common Stock and CPHI Delaware Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of CPHI Delaware Common Stock outstanding immediately prior thereto shall be changed and converted automatically into one fully paid and nonassessable share of CPHI Nevada Common Stock and each share of CPHI Delaware Preferred Stock outstanding immediately prior thereto shall be changed and converted automatically into one fully paid and nonassessable share of CPHI Nevada Preferred Stock.

8.            Stock Certificates.  At and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of CPHI Delaware Common Stock and CPHI Delaware Preferred Stock shall be deemed for all purposes to evidence ownership of and to represent shares of CPHI Nevada Common Stock and CPHI Nevada Preferred Stock into which the shares of the CPHI Delaware represented by such certificates have been converted as herein provided.

9.           Options; Warrants.   Each option, warrant or other right to purchase shares of CPHI Delaware Common Stock, which are outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option, warrant or right to purchase the same number of shares of CPHI Nevada Common Stock at an exercise or purchase price per share equal to the exercise or purchase price applicable to the option, warrant or other right to purchase CPHI Delaware Common Stock.

10.           Common Stock of CPHI Nevada.   At the Effective Time, the previously outstanding one (1) share of CPHI Nevada Common Stock registered in the name of CPHI Delaware shall, by reason of the Merger, be reacquired by CPHI Nevada, shall be retired and shall resume the status of authorized and unissued shares of CPHI Nevada Common Stock, and no shares of CPHI Nevada Common Stock or other securities of CPHI Nevada shall be issued in respect thereof.

11.            Amendment.   The boards of directors of CPHI Delaware and CPHI Nevada may amend this Plan at any time prior to the Merger, provided that an amendment made subsequent to the adoption of the Plan by the sole shareholder of CPHI Nevada or the stockholders of CPHI Delaware shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for the CPHI Delaware Common Stock or CPHI Delaware Preferred Stock, (ii) alter or change any term of the articles of incorporation of CPHI Nevada, as the surviving corporation to the Merger, or (iii) alter or change any of the terms and conditions of the Plan if such alteration or change would adversely affect the holders of CPHI Delaware Common Stock or CPHI Delaware Preferred Stock.

12.            Abandonment.   At any time before the Effective Time, this Plan may be terminated and the Merger contemplated hereby may be abandoned by the Board of Directors of either CPHI Delaware or CPHI Nevada or both, notwithstanding approval of this Plan by the sole shareholder of CPHI Nevada or the stockholders of CPHI Nevada, or both.

13.            Rights and Duties of CPHI Nevada. At the Effective Time and for all purposes the separate existence of CPHI Delaware shall cease and shall be merged with and into CPHI Nevada which, as the surviving corporation, shall thereupon and thereafter possess all the rights, privileges, immunities, licenses and franchises (whether of a public or private nature) of CPHI Delaware; and all property (real, personal and mixed), all debts due on whatever account, all choses in action, and all and every other interest of or belonging to or due to CPHI Delaware shall continue and be taken and deemed to be transferred to and vested in CPHI Nevada without further act or deed; and the title to any real estate, or any interest therein, vested in CPHI Delaware shall not revert or be in any way impaired by reason of such Merger; and CPHI Nevada shall thenceforth be responsible and liable for all the liabilities and obligations of CPHI Delaware; and, to the extent permitted by law, any claim existing, or action or proceeding pending, by or against CPHI Delaware may be prosecuted as if the Merger had not taken place, or CPHI Nevada may be substituted in the place of such corporation. Neither the rights of creditors nor any liens upon the property of CPHI Delaware shall be impaired by the Merger. If at any time CPHI Nevada shall consider or be advised that any further assignment or assurances in law or any other actions are necessary or desirable to vest the title of any property or rights of  CPHI Delaware in CPHI Nevada according to the terms hereof, the officers and directors of CPHI Nevada are empowered to execute and make all such proper assignments and assurances and do any and all other things necessary or proper to vest title to such property or other rights in CPHI Nevada, and otherwise to carry out the purposes of this Plan.

14.            Consent to Service of Process. CPHI Nevada hereby agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of CPHI Delaware, as well as for enforcement of any obligation of CPHI Nevada arising from the Merger. CPHI Nevada hereby irrevocably appoints the Secretary of State of the State of Delaware and the successors of such officer its attorney in the State of Delaware upon whom may be served any notice, process or pleading in any action or proceeding against it to enforce against CPHI Nevada any obligation of CPHI Delaware. In the event of such service upon the Secretary of State of the State of Delaware or the successors of such officer, such service shall be mailed to the principal office of CPHI Nevada at Second Floor, No. 17, Jinpan Road, Haikou, Hainan Province, China 570216.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement and Plan of Merger, having first been duly approved by resolution of the Boards of Directors and by vote of shareholders of CPHI Delaware and CPHI Nevada, has been executed on behalf of each of said two corporations by their respective duly authorized officers.

CHINA PHARMA HOLDINGS, INC. a Delaware corporation
By:	/s/ Zhilin Li
Zhilin Li, Chief Executive Officer

CHINA PHARMA HOLDINGS, INC. a Nevada corporation
By:	/s/ Zhilin Li
Zhilin Li, Chief Executive Officer/President

[Signature Page to Agreement and Plan of Merger]